Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-295223

The Kroger Co.

$650,000,000 5.800% Senior Notes Due 2032

$850,000,000 6.200% Senior Notes Due 2036

Pricing Term Sheet

Dated September 28, 2026

Issuer:	The Kroger Co.
Security Type:	Senior Notes
Trade Date:	September 28, 2026
Settlement Date:	October 5, 2026 (T+5)
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P)*:	Baa1 / BBB

5.800% Senior Notes Due 2032
Principal Amount:	$650,000,000
Maturity Date:	February 15, 2032
Coupon:	5.800%
Benchmark Treasury:	UST 5.000% due September 30, 2031
Benchmark Treasury Price / Yield:	99-23 ¾ / 5.059%
Spread to Benchmark Treasury:	T + 75 basis points
Yield to Maturity:	5.809%
Price to Public:	99.967% of the principal amount
Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2027
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 15 basis points (prior to January 15, 2032)
Par Call:	On or after January 15, 2032 (one month prior to maturity)
CUSIP/ISIN:	501044EY3 / US501044EY35

6.200% Senior Notes Due 2036
Principal Amount:	$850,000,000
Maturity Date:	November 1, 2036
Coupon:	6.200%
Benchmark Treasury:	UST 4.625% due August 15, 2036
Benchmark Treasury Price / Yield:	95-11+ / 5.232%
Spread to Benchmark Treasury:	T + 100 basis points
Yield to Maturity:	6.232%
Price to Public:	99.756% of the principal amount
Interest Payment Dates:	May 1 and November 1, commencing on May 1, 2027
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 15 basis points (prior to August 1, 2036)
Par Call:	On or after August 1, 2036 (three months prior to maturity)
CUSIP/ISIN:	501044EZ0 / US501044EZ00

Joint Book-Running Managers:

5.800% Senior Notes Due 2032

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Truist Securities, Inc.

6.200% Senior Notes Due 2036

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

Truist Securities, Inc.

Co-Managers:	5.800% Senior Notes Due 2032 BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. Goldman Sachs & Co. LLC Huntington Securities, Inc. MUFG Securities Americas Inc. PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

6.200% Senior Notes Due 2036

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Mizuho Securities USA LLC toll-free at (866) 271-7403 and Wells Fargo Securities, LLC toll-free at (800) 645-3751.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day immediately preceding delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+ 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the settlement date should consult their own advisor.

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